Exhibit 10.1
FIRSTENERGY SOLUTIONS CORP.
2019 ANNUAL INCENTIVE PROGRAM (AIP)
This FirstEnergy Solutions Corp. 2019 Annual Incentive Program (“AIP”) covers certain employees of FirstEnergy Solutions Corp. and its subsidiaries (“FES” or “Company”). Participants in the AIP will not participate in the FES 2019 Short-Term Incentive Program.
PURPOSE OF PROGRAMS
The AIP provides cash incentive awards to employees of FES whose contributions support the successful achievement of Financial and Operational Key Performance Indicators (“KPIs”) of FES.
ELIGIBILITY
The FES Board of Directors may, from time to time, select FES non-represented full-time employees to participate in the AIP. Upon the recommendation of the FES Board of Directors, the FirstEnergy Board of Directors will review and make the final selection regarding participation for anyone who is a Section 16 Insider.
Newly hired employees who are not on the payroll as of the start of the applicable performance period (“New Hires”) are eligible to participate in the AIP as of the first quarter in the performance period that begins following such employee’s first date of employment. Employees transferring to the Company from another FirstEnergy Corp. affiliate may be eligible for a full award or a pro-rated award as determined by the FES Board of Directors.
Eligible employees who voluntarily resign during the performance period or are discharged for cause at any time during a plan year forfeit payment due under their AIP award and are required to return any payments made to them under the AIP to the Company. An eligible employee, who accepts a position with another affiliate of FirstEnergy Corp. (“Position Transition”) prior to any Payment Date (as defined below), shall forfeit the his or her entitlement to receive any remaining unpaid AIP award unless he or she was an employee of the Company through the last date in a calendar quarter, in which case, the eligible employee shall remain eligible to receive the same AIP award that would have been paid to the eligible employee on the applicable Payment Date if such employee had not experienced a Position Transition prior to the applicable Payment Date. Eligible employees who experience a Position Transition shall be issued a new award for the applicable performance period under either the FirstEnergy Corp. 2015 Incentive Compensation Plan and the short-term incentive plan applicable to the applicable affiliate of FirstEnergy Corp. or the FirstEnergy Nuclear Operating Company 2019 Annual Incentive Program, as applicable.
PERFORMANCE PERIOD
The performance period for the AIP will be January 1, 2019 through December 31, 2019, unless otherwise determined by the FES Board of Directors.
KEY PERFORMANCE INDICATORS (KPIs)
There are two categories of the 2019 KPI performance measures used in the AIP: a) the safety, environmental and business unit KPI goals (“Operational KPI Goals”) and b) the FES and business unit KPI goals related to financial metrics (“Financial KPI Goals”). The KPI Goals are intended to drive the Company’s financial success, and the nature, number, weighting and targeted achievement levels of the KPIs are at the discretion of the FES Board of Directors.
For the 2019 performance period, the corporate performance goals for the AIP consist of the following Company KPIs:

Financial - FES, Competitive FES Fossil, and Nuclear O&M and Capital Spend
Safety - Either FES, Competitive FES Fossil & FENOC OSHA incident rate or Competitive FES Fossil OSHA (depending upon business unit); either FES, Competitive FES Fossil and FENOC Days Away/Restricted or Job Transfer Rate (“DART”) or Competitive FES Fossil DART (depending on business unit); FES, Competitive FES Fossil and FENOC Life Changing Events (“LCE”) or Competitive FES Fossil LCE (depending on business unit)

Nuclear Unit Capacity Factor
Competitive Generation Environmental Excursions
In the event that a decision is made during 2019 to deactivate or sell any plant or materially modify operations in a way that could impact the FES, Competitive FES Fossil, and Nuclear O&M and Capital Spend KPI, with the approval of the FES Board of Directors, an appropriate adjustment will be made to this KPI.
AIP INCENTIVE CALCULATION
The incentive target opportunity is determined by multiplying the employee’s base salary (effective as of March 1 of the plan year, as identified in SAP) by his/her AIP target percentage(s). In the event that an employee is promoted after March 1, 2019 and his or her salary is increased, the increased salary will be utilized to calculate the AIP award beginning in the first quarter after the promotion has occurred. AIP awards will be determined based on the achievement of the underlying KPIs. Each KPI will have a Threshold, Target and Stretch target opportunity. Threshold is determined as 50% of the target opportunity, and stretch is determined as 200% of the target opportunity. Awards are then calculated based on applied KPI weightings as previously approved by the FES Board of Directors. The base salary used in the calculation does not include any other forms of income received during the calendar year (e.g., any types of bonuses, incentive compensation (including pay adders, licenses or bonuses associated with a license, overtime paid, etc.) or any amounts paid under any retention plan).
AIP PAYMENTS
AIP awards for a given performance period will be paid in cash as follows:

•	75% of the award earned for results for the first quarter of the performance period will be calculated and paid no later than the first day in June (the “First Payment Date”);

•	75% of the award earned for results for the second quarter of the performance period will be calculated and paid no later than the last day in July (the “Second Payment Date”); and

•
75% of the award earned for results for the third quarter of the performance period will be calculated and paid no later than the last day in October (the “Third Payment Date” and together with the First and Second Payment Dates, the “Payment Dates”).

In February 2020, the results will be recalculated for the entire performance period and the participant will be paid the difference between what was paid in the quarterly payments during the course of the plan year and the award amount recalculated in February 2020 (the “True-Up”); provided, that, New Hires will only be eligible for a pro-rated portion of the True-Up, based on the number of quarters in the applicable performance period in which they participated in the AIP. If the participant was provided quarterly payments in excess of the award amount for the portion of the performance period during which the participant was participating in the AIP, then any overpayment shall be deducted from the participant’s pay until paid in full. The short-term incentive plan portion of awards are eligible for Employee Savings Plan contributions if an employee is actively employed when the AIP award is paid.
SEPARATION OF EMPLOYMENT
Pro-rated AIP awards will be paid to eligible employees who have separated employment during the program year due to death or retirement under the provisions of the FirstEnergy Corp. Master Pension Plan, by the Company due to disability or as a result of the sale of a facility in which the employee has accepted a job offer from the purchasing entity or under conditions for which the employee qualifies and elects benefits under the FirstEnergy Severance or Executive Severance Benefits Plan, or any replacement for either plan, including the Voluntary Enhanced Retirement Option. Awards will also be paid to eligible employees who have worked during the performance period (assuming they meet all of the eligibility rules) and separated on or after January 1, 2020. Any quarterly payment which has not yet been paid to the participant upon his or her separation of employment will be held until February 2020 where it will be subject to the recalculation for the entire performance period. A participant will be required to repay any overpayment as a result of the recalculation.
TRANSFER TO A NON-ELIGIBLE POSITION
An employee transferring from a plan-eligible position to a position that is not plan eligible will receive a pro-rated payout based on full months worked in the performance year. The employee’s base salary in effect on March 1 of the plan year will be used to calculate the award. Any quarterly payment which has not yet been paid to the participant upon his or her transfer to a non‑eligible position will be held until February 2020 where it will be subject to the recalculation for the entire performance period. A participant will be required to repay any overpayment as a result of the recalculation.
ADJUSTMENTS TO AIP AWARDS
The FES Board of Directors retains the discretion to adjust the AIP payouts downward regardless of the Company’s actual performance against the Company Financial and Operational KPIs, either on a formula or discretionary basis or a combination of the two, as the FES Board of Directors determines in its discretion, including determining that no awards will be paid.
PROGRAM PARAMETERS
The program does not constitute a contract between the Company and any employee nor should anything contained in the program be deemed to give any employee any right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time and to treat the employee without regard to the effect which such treatment might have upon the employee as a participant in the program.
All awards paid under this program shall at all times constitute general unsecured liabilities of the Company, payable out of its own general assets. In no event shall the Company be obliged to reserve any funds or assets to secure the payment of such amounts, and nothing contained in the program shall confer upon the participant the right, title or interest in any assets of the Company. The program is not a covered program under the Employee Retirement Income Security Act of 1974 (ERISA); no contributions are required by employees under this program.

The portion of the award set forth under “STIP Percentage” with respect to an employee listed on Annex A hereto shall constitute a “Short Term Incentive Award” for purposes of the FirstEnergy Corp. Amended and Restated Executive Deferred Compensation Plan based on the portion of the AIP award that correlates with the STIP award in prior years.
Notwithstanding any other provision of this program to the contrary, all amounts due and payable under the AIP will be paid no later than March 15, 2020.
PROGRAM AUTHORITY AND QUESTIONS
The program is administered by the FES Board of Directors, which has the sole authority and discretion to: (i) grant awards under the AIP, (ii) set, modify and determine achievement of KPI metrics, (iii) interpret the provisions of the AIP and any AIP award, (iv) correct any defect and supply any omission in the AIP and any AIP award, and (v) make all determinations necessary with respect to the AIP and awards thereunder. All decisions and determinations made by the Board shall be conclusive and binding on all persons.
Questions regarding the AIP should be directed to the Executive Compensation Team of the Corporate Human Resources Department.
Questions related to Operational / Departmental KPIs should be directed to the employee’s local management or his or her local Human Resources representative.
PROGRAM MODIFICATION OR TERMINATION
The program may be amended or terminated at any time by the FES Board of Directors during the program year.

ANNEX A1

Employee Name        STIP Percentage

___________________________________
1 To be determined as part of the annual elections.